EXHIBIT 99.1

                       [American Tower Systems Letterhead]


FOR IMMEDIATE RELEASE              Contact: Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                       Tel:  (617) 375-7500


                             AMERICAN TOWER SYSTEMS
              AGREES TO PURCHASE WASHINGTON INTERNATIONAL TELEPORT


Boston,  Massachusetts--January  23,  1998--American  Tower Systems  Corporation
(ATS), a wholly-owned  subsidiary of American Radio Systems  Corporation  (NYSE:
AFM), announced today that it has reached an agreement to acquire the assets of Washington International Teleport (WIT) from Midcontinent Media. The purchase price will be approximately $30.5 million. WIT, located in the Washington D.C. area is a local provider of video transport operations, transmitting and receiving voice, video and data by satellite and terrestrial networks.

Alan Box, Chief Operating Officer of ATS, commented "We are pleased to announce this acquisition of another leading teleport company. The addition of WIT combined with our acquisition of Micronet last year continues to build our presence in the video transport business, which is very profitable and synergistic with our investment in towers."

ATS develops, acquires, manages and markets antenna sites for the wireless communications industry. Assuming the closing of all announced transactions, ATS will own and/or manage over 1,750 communications sites throughout the United States. ATS is headquartered in Boston and maintains regional offices in Massachusetts, New Jersey, Pennsylvania, Washington, D.C., Virginia, South Carolina, Florida, Texas and California.

On September 19, 1997, American Radio Systems entered into a merger agreement with CBS Corporation pursuant to which its radio operations will become a wholly owned subsidiary of CBS. Consummation of the transaction is subject to regulatory approval. Around the same time and as a condition of the CBS merger, American Radio Systems will distribute to its common shareholders the stock of ATS.



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